Exhibit 5

OHIO · KENTUCKY · INDIANA · TENNESSEE

KEVIN L. COONEY

May 18, 2007

Cincinnati Bell Inc.

201 East Fourth Street

Cincinnati, Ohio 45202

Re:	Cincinnati Bell Inc.: Form S-8 Registration Statement
Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors

Gentlemen:

We are counsel for Cincinnati Bell Inc., an Ohio corporation (the “Company”), which is named as a Registrant in the Registration Statement on S-8 that is being filed on or about May 18, 2007 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 1,000,000 common shares, par value $0.01 per share (the “Common Shares”), the Company offered or to be offered pursuant to the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “Plan”).

As counsel for the Company, we have participated in the preparation of the Registration Statement. In addition, we are generally familiar with the records and proceedings of the Company. Furthermore, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of corporate records or documents of the Company and said representations of officers of the Company as we have deemed appropriate.

With respect to the Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the Common Shares, when issued and paid for pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion with the Commission as a Exhibit to the Registration Statement.

Very truly yours,

FROST BROWN TODD LLC

/s/ Frost Brown Todd LLC